Exhibit 99.1

News Release

Coca-Cola Consolidated Reports
Second Quarter and First Half 2023 Results

■Second quarter of 2023 net sales increased 9% versus the second quarter of 2022.

■Gross profit in the second quarter of 2023 was $672 million, an increase of 22% versus the second quarter of 2022. Gross margin in the second quarter of 2023 improved by 410 basis points(a) to 38.6%.

■Income from operations for the first half of 2023 was $440 million, up $161 million, or 58%, versus the first half of 2022. Operating margin for the first half of 2023 was 13.3% as compared to 9.3% for the first half of 2022, an increase of 400 basis points.

Key Results

	Second Quarter			First Half
(in millions)	2023	2022	Change	2023	2022	Change
Standard physical case volume(1)	92.6	96.4	(4.0)%	175.0	181.5	(3.6)%
Net sales	$1,738.8	$1,595.2	9.0%	$3,310.5	$2,999.6	10.4%
Gross profit	$671.6	$550.7	22.0%	$1,295.7	$1,058.2	22.4%
Gross margin	38.6%	34.5%		39.1%	35.3%
Income from operations	$233.7	$147.3	58.6%	$439.7	$278.3	58.0%
Operating margin	13.4%	9.2%		13.3%	9.3%

Beverage Sales	Second Quarter			First Half
(in millions)	2023	2022	Change	2023	2022	Change
Sparkling bottle/can	$1,004.4	$879.9	14.1%	$1,918.7	$1,655.9	15.9%
Still bottle/can	$573.6	$539.6	6.3%	$1,082.9	$1,006.8	7.6%

(1)    A standard physical case is a volume metric used to standardize differing package configurations in order to measure delivered cases on an equivalent basis.

Second Quarter and First Half 2023 Review

CHARLOTTE, August 2, 2023 – Coca‑Cola Consolidated, Inc. (NASDAQ: COKE) today reported operating results for the second quarter ended June 30, 2023 and the first half of fiscal 2023.

“The strong business momentum we attained early this year continued in the second quarter as we posted another quarter of very strong profit growth and achieved a record high operating margin of 13.4%,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “Our results are a testament to the strength of our brands and the dedication of our people as we navigate the current retail environment and the ever-evolving preferences of our consumers. I believe the plans we have in place for the second half will enable us to build on our first-half success, further strengthen our field operations and drive continued consumer engagement with our brands.”

Net sales increased 9% to $1.74 billion in the second quarter of 2023 and increased 10% to $3.31 billion in the first half of 2023. The increase in net sales was driven primarily by price increases taken across our product portfolio over the last year.

Standard physical case volume declined 4.0% in the second quarter of 2023 and declined 3.6% in the first half of 2023. Sparkling category volume decreased 2.1% during the second quarter; however, our Sparkling portfolio continues to perform well versus historical price elasticities typically associated with higher pricing. Sales in Immediate Consumption continue to perform well, outpacing sales of take-home packages. Still volume declined 8.9% during the second quarter as the overall sports drinks category slowed considerably. Other Still categories such as energy and enhanced water continue to perform well with Monster and smartwater both achieving solid growth in the quarter.

Gross profit in the second quarter of 2023 was $671.6 million, an increase of $120.9 million, or 22%, while gross margin improved 410 basis points to 38.6%. The improvement in gross profit resulted primarily from higher prices for our products and a moderation of prices for certain commodities. Gross profit in the first half of 2023 was $1.30 billion, an increase of $237.4 million, or 22%. The Company continues to expect pricing growth to slow in the second half of 2023 as we hurdle 2022 price increases.

“Our strong second quarter results reinforce the success we are having with our retail partners in commercializing our local marketing plans and providing our consumers with a variety of affordable packages,” said Dave Katz, President and Chief Operating Officer. “This is a very dynamic period as we see consumers shifting between retail channels, especially within supermarkets, Club and Value stores. As overall volume slowed in the second quarter, we have proactively engaged with our retail partners to help drive consumer traffic and transaction growth for the balance of this year.”

Selling, delivery and administrative (“SD&A”) expenses in the second quarter of 2023 increased $34.5 million, or 9%. SD&A expenses as a percentage of net sales decreased 10 basis points to 25.2% in the second quarter of 2023. The increase in SD&A expenses related primarily to an increase in labor costs, resulting from certain compensation and benefits adjustments made in the prior year to retain and reward our teammates in a challenging labor environment. In addition, broad inflationary increases across a number of SD&A categories pushed expenses higher during the quarter. SD&A expenses in the first half of 2023 increased $76.0 million, or 10%. SD&A expenses as a percentage of net sales in the first half of 2023 decreased 10 basis points to 25.9% as compared to the first half of 2022. We expect the rate of increase to slow in the second half of this year as we hurdle labor adjustments made in late 2022.

Income from operations in the second quarter of 2023 was $233.7 million, compared to $147.3 million in the second quarter of 2022, an increase of 59%. On an adjusted(b) basis, income from operations in the second quarter of 2023 increased 47% as compared to the second quarter of 2022. Operating margin for the second quarter of 2023 was 13.4% as compared to 9.2% in the second quarter of 2022, an increase of 420 basis points.

Net income in the second quarter of 2023 was $122.3 million, compared to $99.6 million in the second quarter of 2022, an improvement of $22.8 million. On an adjusted(b) basis, net income in the second quarter of 2023 was $172.8 million, compared to $112.2 million in the second quarter of 2022, an increase of $60.6 million.

Second quarter net income was adversely impacted by routine, non-cash fair value adjustments to our acquisition related contingent consideration liability, driven by changes in the discount rate and future cash flow projections used to compute the fair value of the liability. Second quarter net income was also adversely impacted by the partial settlement of our primary pension plan, which resulted in a non-cash charge of $39.8 million. In the third quarter of 2023, the Company expects to record an additional non-cash charge of approximately $79 million related to the remaining settlement of the primary pension plan.

Income tax expense for the second quarter of 2023 was $42.4 million, compared to $34.4 million in the second quarter of 2022, resulting in an effective income tax rate of approximately 26% for both periods. For the second quarter of 2023, basic net income per share was $13.05 and adjusted(b) basic net income per share was $18.43.

Cash flows provided by operations for first half 2023 were $383.3 million, compared to $243.5 million for first half 2022. Cash flows from operations reflected our strong operating performance and the timing of certain working capital payments and receipts during the second quarter. In the first half of 2023, we invested $92.9 million in capital expenditures as we continue to optimize our supply chain and invest for the future growth of small bottle PET packages and mini cans. In fiscal year 2023, we expect our capital expenditures to be between $250 million and $300 million.

(a) All comparisons are to the corresponding period in the prior year unless specified otherwise.
(b) The discussion of the operating results for the second quarter ended June 30, 2023 and the first half of fiscal 2023 includes selected non-GAAP financial information, such as “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.

CONTACTS:
Josh Gelinas (Media)	Scott Anthony (Investors)
Vice President, Communications	Executive Vice President & Chief Financial Officer
(704) 807-3703	(704) 557-4633
Josh.Gelinas@cokeconsolidated.com	Scott.Anthony@cokeconsolidated.com

About Coca-Cola Consolidated, Inc.
Coca‑Cola Consolidated is the largest Coca‑Cola bottler in the United States. Our Purpose is to honor God in all we do, to serve others, to pursue excellence and to grow profitably. For over 121 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and distribute beverages of The Coca‑Cola Company and other partner companies in more than 300 brands and flavors across 14 states and the District of Columbia, to approximately 60 million consumers.

Headquartered in Charlotte, N.C., Coca‑Cola Consolidated is traded on The Nasdaq Global Select Market under the symbol “COKE”. More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, Twitter, Instagram and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs (including due to inflation), disruption of supply or unavailability or shortages of raw materials, fuel and other supplies; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to product safety and sustainability, artificial ingredients, brand reputation and obesity; the inability to attract and retain front-line employees in a tight labor market; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients and product safety and sustainability; decreases from historic levels of marketing funding support provided to us by The Coca‑Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca‑Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca‑Cola system governance entities of which we are a participant to function efficiently or on our best behalf and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca‑Cola Company that could delay or prevent a change in control of us or a sale of our Coca‑Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our technology systems or our effective response to technology failures or cyberattacks on our customers’, suppliers’ or other third parties’ technology systems; unfavorable changes in the general economy; changes in our top customer relationships and marketing strategies; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs, and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather; climate change or legislative or regulatory responses to such change; and the impact of the COVID-19 pandemic, any variants of the virus and any other similar pandemic or public health situation. These and other factors are discussed in the Company’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as may be required by applicable law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Second Quarter		First Half
(in thousands, except per share data)	2023	2022	2023	2022
Net sales	$1,738,832	$1,595,215	$3,310,474	$2,999,573
Cost of sales	1,067,255	1,044,556	2,014,791	1,941,338
Gross profit	671,577	550,659	1,295,683	1,058,235
Selling, delivery and administrative expenses	437,907	403,366	855,959	779,957
Income from operations	233,670	147,293	439,724	278,278
Interest expense, net	1,353	7,146	4,282	14,845
Pension plan settlement expense	39,777	—	39,777	—
Other expense, net	27,788	6,199	71,711	2,920
Income before taxes	164,752	133,948	323,954	260,513
Income tax expense	42,433	34,386	83,508	67,561
Net income	$122,319	$99,562	$240,446	$192,952

Basic net income per share:
Common Stock	$13.05	$10.62	$25.65	$20.58
Weighted average number of Common Stock shares outstanding	8,369	8,369	8,369	7,863

Class B Common Stock	$13.05	$10.62	$25.65	$20.62
Weighted average number of Class B Common Stock shares outstanding	1,005	1,005	1,005	1,511

Diluted net income per share:
Common Stock	$13.02	$10.59	$25.59	$20.53
Weighted average number of Common Stock shares outstanding – assuming dilution	9,396	9,399	9,396	9,399

Class B Common Stock	$13.01	$10.59	$25.51	$20.56
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	1,027	1,030	1,027	1,536

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 30, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$430,172	$197,648
Trade accounts receivable, net	586,104	515,928
Other accounts receivable	113,229	90,417
Inventories	333,874	347,545
Prepaid expenses and other current assets	84,634	94,263
Total current assets	1,548,013	1,245,801
Property, plant and equipment, net	1,176,339	1,183,730
Right-of-use assets - operating leases	128,759	140,588
Leased property under financing leases, net	5,608	6,431
Other assets	132,017	115,892
Goodwill	165,903	165,903
Other identifiable intangible assets, net	837,898	851,200
Total assets	$3,994,537	$3,709,545

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of obligations under operating leases	$26,440	$27,635
Current portion of obligations under financing leases	2,393	2,303
Dividends payable	—	32,808
Accounts payable and accrued expenses	863,149	842,410
Total current liabilities	891,982	905,156
Deferred income taxes	151,630	150,222
Pension and postretirement benefit obligations and other liabilities	857,426	813,680
Noncurrent portion of obligations under operating leases	108,500	118,763
Noncurrent portion of obligations under financing leases	6,299	7,519
Long-term debt	598,992	598,817
Total liabilities	2,614,829	2,594,157

Equity:
Stockholders’ equity	1,379,708	1,115,388
Total liabilities and equity	$3,994,537	$3,709,545

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	First Half
(in thousands)	2023	2022
Cash Flows from Operating Activities:
Net income	$240,446	$192,952
Depreciation expense, amortization of intangible assets and deferred proceeds, net	87,185	85,852
Fair value adjustment of acquisition related contingent consideration	67,174	(1,436)
Pension plan settlement expense	39,777	—
Deferred income taxes	(7,848)	11,189
Change in current assets and current liabilities	(41,957)	(59,004)
Change in noncurrent assets and noncurrent liabilities	(6,061)	12,151
Other	4,622	1,831
Net cash provided by operating activities	$383,338	$243,535

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(92,893)	$(145,182)
Acquisition of distribution rights	—	(30,149)
Other	(5,766)	3,717
Net cash used in investing activities	$(98,659)	$(171,614)

Cash Flows from Financing Activities:
Cash dividends paid	$(37,495)	$(4,687)
Payments of acquisition related contingent consideration	(13,376)	(18,710)
Other	(1,284)	(2,035)
Net cash used in financing activities	$(52,155)	$(25,432)

Net increase in cash during period	$232,524	$46,489
Cash at beginning of period	197,648	142,314
Cash at end of period	$430,172	$188,803

NON-GAAP FINANCIAL MEASURES(c) The following tables reconcile reported results (GAAP) to adjusted results (non-GAAP):

	Second Quarter 2023
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$671,577	$437,907	$233,670	$164,752	$122,319	$13.05
Fair value adjustment of acquisition related contingent consideration	—	—	—	25,520	19,214	2.05
Fair value adjustments for commodity derivative instruments	1,097	(224)	1,321	1,321	994	0.10
Supply chain optimization	474	—	474	474	357	0.04
Pension plan settlement expense	—	—	—	39,777	29,948	3.19
Total reconciling items	1,571	(224)	1,795	67,092	50,513	5.38
Adjusted results (non-GAAP)	$673,148	$437,683	$235,465	$231,844	$172,832	$18.43

Adjusted % Change vs. Second Quarter 2022	19.3%	8.2%	47.1%

	Second Quarter 2022
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$550,659	$403,366	$147,293	$133,948	$99,562	$10.62
Fair value adjustment of acquisition related contingent consideration	—	—	—	4,021	3,028	0.32
Fair value adjustments for commodity derivative instruments	13,663	998	12,665	12,665	9,536	1.02
Supply chain optimization	84	(33)	117	117	88	0.01
Total reconciling items	13,747	965	12,782	16,803	12,652	1.35
Adjusted results (non-GAAP)	$564,406	$404,331	$160,075	$150,751	$112,214	$11.97

	First Half 2023
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$1,295,683	$855,959	$439,724	$323,954	$240,446	$25.65
Fair value adjustment of acquisition related contingent consideration	—	—	—	67,174	50,575	5.40
Fair value adjustments for commodity derivative instruments	1,492	(2,914)	4,406	4,406	3,317	0.35
Supply chain optimization	823	—	823	823	620	0.07
Pension plan settlement expense	—	—	—	39,777	29,948	3.19
Total reconciling items	2,315	(2,914)	5,229	112,180	84,460	9.01
Adjusted results (non-GAAP)	$1,297,998	$853,045	$444,953	$436,134	$324,906	$34.66

Adjusted % Change vs. First Half 2022	21.9%	8.4%	60.4%

	First Half 2022
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$1,058,235	$779,957	$278,278	$260,513	$192,952	$20.58
Fair value adjustment of acquisition related contingent consideration	—	—	—	(1,436)	(1,081)	(0.12)
Fair value adjustments for commodity derivative instruments	6,169	7,223	(1,054)	(1,054)	(794)	(0.08)
Supply chain optimization	89	(72)	161	161	121	0.01
Total reconciling items	6,258	7,151	(893)	(2,329)	(1,754)	(0.19)
Adjusted results (non-GAAP)	$1,064,493	$787,108	$277,385	$258,184	$191,198	$20.39

(c) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the financial statements with additional, meaningful financial information that should be considered, in addition to the measures reported in accordance with GAAP, when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.